EXHIBIT 21

CEDRIC KUSHNER PROMOTIONS, INC.

                                  Subsidiaries

Cedric Kushner Boxing, Inc., a Delaware Corporation, Cedric Kushner Promotions, Ltd., a New York Corporation, Big Content, Inc., a Delaware Corporation, ThunderBox, Inc., a Delaware Corporation, Ckrush, Inc., a Delaware Corporation, Ckrush Entertainment, Inc., a Delaware Corporation, Ckrush Direct, Inc., a Delaware Corporation, Ckrush Sports, Inc., a Delaware Corporation